Exhibit 99.1
Capri Holdings Limited Announces First Quarter Fiscal 2026 Results
London — August 6, 2025 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the first quarter of Fiscal 2026 ended June 28, 2025.
First Quarter Fiscal 2026 Highlights
•Revenue decreased 6.0% on a reported basis and 7.7% in constant currency
•Operating margin of 2.0%; adjusted operating margin of 2.5%
•Earnings per share of $0.47; adjusted earnings per share of $0.50

John D. Idol, the Company's Chairman and Chief Executive Officer, said, "We are encouraged by our first quarter results. Trends improved sequentially leading to both revenue and earnings per share that exceeded our expectations. This performance demonstrates the progress we are making as we execute against our strategic initiatives to energize our fashion luxury houses. While still early, we are beginning to see signs that our strategies are working."

Mr. Idol concluded, "Looking ahead, with the Versace transaction expected to close in the second half of calendar year 2025, we are focused on executing the strategic initiatives across our two iconic brands, Michael Kors and Jimmy Choo. We remain on track to stabilize our business this year while establishing a solid foundation for a return to growth in fiscal 2027. Although the global macroeconomic environment remains dynamic, we are focused on positioning Capri Holdings to deliver multiple years of revenue and earnings growth as well as increase shareholder value."

First Quarter Fiscal 2026 Results
Financial Results and non-GAAP Reconciliation
The Company's results are reported in this press release in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
As previously announced, on April 10, 2025, the Company and Prada S.p.A. (“Prada”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) whereby Prada has agreed to acquire certain subsidiaries of the Company which operate the Company’s Versace business for an aggregate purchase price of $1.375 billion in cash, subject to certain adjustments. As a result, the Company determined that the held for sale and discontinued operations criteria have been met during the first quarter and the Company has classified the results of operations and cash flows of its Versace business as discontinued operations in its consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows for all periods presented. The related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets as of June 28, 2025 and March 29, 2025. The transaction is expected to close in the second half of calendar 2025, subject to customary closing conditions including regulatory approvals. Unless otherwise noted, the discussion below including analysis of financial condition and results of operations relates only to continuing operations.
Overview of Capri Holdings First Quarter Fiscal 2026 Results
•Total revenue of $797 million decreased 6.0% compared to last year. On a constant currency basis, total revenue decreased 7.7%.
•Gross profit was $502 million and gross margin was 63.0%, compared to $535 million and 63.1% in the prior year.
•Income from operations was $16 million and operating margin was 2.0%, compared to income from operations of $11 million and operating margin of 1.3% in the prior year. Adjusted income from operations was $20 million and adjusted operating margin was 2.5%, compared to $31 million and 3.7% in the prior year.
•Net income was $56 million, or $0.47 per diluted share, compared to net income of $5 million, or $0.03 per diluted share, in the prior year. Adjusted net income was $60 million, or $0.50 per diluted share, compared to $18 million, or $0.16 per diluted share, in the prior year.
•Net inventory as of June 28, 2025 was $779 million, a 10.8% increase compared to the prior year, primarily reflecting approximately $50 million of planned earlier receipts of product. In addition, the combined impact of foreign currency exchange rates and higher tariffs increased inventory by approximately $25 million relative to the prior year.
•Cash flow from operating activities for the first quarter was $20 million, while capital expenditures were $13 million, resulting in free cash flow of $7 million.
•Cash and cash equivalents totaled $129 million, and total borrowings outstanding were $1.7 billion, resulting in net debt of $1.5 billion as of June 28, 2025 versus $1.5 billion last year.
Michael Kors First Quarter Fiscal 2026 Results
•Michael Kors revenue of $635 million decreased 5.9% on a reported basis and 7.3% on a constant currency basis.
•Michael Kors gross profit was $388 million and gross margin was 61.1%, compared to $419 million and 62.1% in the prior year.

•Michael Kors operating income was $63 million and operating margin was 9.9%, compared to $75 million and 11.1% in the prior year.
Jimmy Choo First Quarter Fiscal 2026 Results
•Jimmy Choo revenue of $162 million decreased 6.4% on a reported basis and 9.2% on a constant currency basis.
•Jimmy Choo gross profit was $114 million and gross margin was 70.4%, compared to $116 million and 67.1% in the prior year.
•Jimmy Choo operating income was $4 million and operating margin was 2.5%, compared to operating income of $4 million and operating margin of 2.3% in the prior year.

Outlook
The following guidance is provided on an adjusted, non-GAAP basis, and is based on continuing operations only. Guidance reflects incremental tariffs on imports into the United States from the European Union at 15%, Cambodia and Indonesia at 19%, Bangladesh and Vietnam at 20%, India at 25% and China at 30%.Financial results could differ materially from the current outlook due to a number of external events which are not reflected in our guidance, including changes in global macroeconomic conditions, incremental tariff rates in excess of our assumptions, greater than anticipated inflationary pressures or weakening consumer confidence, and further considerable fluctuations in foreign currency exchange rates.

Fiscal Year 2026 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $3.375 to $3.45 billion
•Operating income of approximately $100 million
•Net interest income of approximately $85 to $95 million
•Effective tax rate in the mid-teens range
•Weighted average diluted shares outstanding of approximately 119 million
•Diluted earnings per share of approximately $1.20 to $1.40
•Capital expenditures of approximately $110 million
For Michael Kors, the Company expects the following:
•Total revenue of approximately $2.8 to $2.875 billion
•Operating margin in the high-single-digit range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $565 to $575 million
•Operating margin in the negative mid-single-digit range

Second Quarter Fiscal 2026 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $815 to $835 million
•Operating margin to be slightly positive
•Net interest income of approximately $15 million
•Effective tax rate of approximately 40%

•Weighted average diluted shares outstanding of approximately 119 million
•Diluted earnings per share of approximately $0.10 to $0.15
For Michael Kors, the Company expects the following:
•Total revenue of approximately $685 to $700 million
•Operating margin in the high-single-digit range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $130 to $135 million
•Operating margin in the negative mid-single-digit range

The Company is unable to provide a reconciliation of the non-GAAP financial outlook to the corresponding GAAP measures presented in this press release and on the Company’s conference call without unreasonable effort due to the challenge in quantifying various significant items, including, but not limited to, foreign currency fluctuations, taxes, increased tariffs, and any future restructuring and other charges and expenses.
Conference Call Information
A conference call to discuss first quarter Fiscal 2026 results is scheduled for today, August 6, 2025 at 8:30 a.m. ET. A live webcast of the conference call will be available on the Company's website, www.capriholdings.com. In addition, a replay will be available shortly after the conclusion of the call and remain available until August 13, 2025. To access the telephone replay, listeners should dial 1 (844) 512-2921 or 1 (412) 317-6671 for international callers. The access code for the replay is 13754278. A replay of the webcast will also be available within two hours of the conclusion of the call.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. The Company believes presenting metrics on a constant currency basis will help investors to understand the effect of significant year-over-year foreign currency exchange rate fluctuations and provide a framework to assess how business is performing and expected to perform excluding these effects. We calculate constant currency measures and the related foreign currency impacts by translating the current year's reported amounts into comparable amounts using prior year's foreign exchange rates for each currency. All constant currency performance measures discussed in this press release should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. The Company also presents free cash flow, which is a non-GAAP measure and is calculated by taking net cash provided by operating activities less capital expenditures for the period. The Company believes that free cash flow is an important liquidity measure of cash that is available after giving effect to our capital and strategic plans, and that it is useful to investors because it measures the Company's ability to generate cash. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain costs associated with Capri transformation costs, restructuring and other charges, and transaction related expenses. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items helps its management and investors compare operating performance based on its ongoing operations. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.

About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic brands Michael Kors, Jimmy Choo and Versace. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.

Forward Looking Statements
This press release contains statements which are, or may be deemed to be, "forward-looking statements." Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein, may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "plans", "believes", "expects", "intends", "will", "should", "could", "would", "may", "anticipates", "might" or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include but are not limited to, macroeconomic pressures and general uncertainty regarding the overall future economic environment, the imposition or threat of imposition of new or additional duties, tariffs or trade restrictions on the importation of our products; changes in fashion, consumer traffic and retail trends; fluctuations in demand for our products; loss of market share and increased competition; risks associated with operating in international markets and global sourcing activities, including currency fluctuations, disruptions or delays in manufacturing or shipments; departure of key employees or failure to attract and retain highly qualified personnel; levels of cash flow and future availability of credit, Capri's ability to successfully execute its growth strategies or cost reduction measures; the risk of cybersecurity threats and privacy or data security breaches; reductions in our wholesale channel; high consumer debt levels, recession and inflationary pressures and general economic, political, business or market conditions; the impact of epidemics, pandemics, disasters or catastrophes; our ability to successfully execute the proposed sale of Versace to Prada and other risks related to the transaction; extreme weather conditions and natural disasters; acts of war and other geopolitical conflicts; the risk of any litigation relating to the Company's previously proposed merger with Tapestry, Inc., the termination of the merger agreement and/or public disclosures related thereto; as well as the risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended
	June 28, 2025	June 29, 2024
Total revenue	$797	$848
Cost of goods sold	295	313
Gross profit	502	535
Total operating expenses	486	524
Income from operations	16	11
Other income, net	(1)	—
Interest income, net	(18)	(4)
Foreign currency (gain) loss	(5)	4
Income before income taxes	40	11
(Benefit) provision for income taxes	(16)	6
Net income from continuing operations	56	5
Net loss from discontinued operations, net of tax	(3)	(17)
Net income (loss)	53	(12)
Less: Net income attributable to noncontrolling interest from continuing operations	—	2
Net income (loss) attributable to Capri	$53	$(14)

Weighted average ordinary shares outstanding:
Basic	118,799,819	117,440,282
Diluted	119,107,663	118,256,417
Net income (loss) per ordinary share attributable to Capri:
Basic from continuing operations	$0.47	$0.03
Basic from discontinued operations	(0.03)	(0.14)
Basic per ordinary share	$0.44	$(0.11)

Diluted from continuing operations	$0.47	$0.03
Diluted from discontinued operations	(0.03)	(0.15)
Diluted per ordinary share	$0.44	$(0.12)

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 28, 2025	March 29, 2025	June 29, 2024
Assets
Current assets
Cash and cash equivalents	$129	$107	$174
Receivables, net	171	215	222
Inventories, net	779	701	703
Prepaid expenses and other current assets	176	156	137
Current assets held for sale	384	342	368
Total current assets	1,639	1,521	1,604
Property and equipment, net	400	393	424
Operating lease right-of-use assets	823	825	927
Intangible assets, net	595	582	612
Goodwill	204	199	261
Deferred tax assets	1	—	230
Other assets	100	99	131
Noncurrent assets held for sale	1,707	1,594	2,428
Total assets	$5,469	$5,213	$6,617
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$403	$379	$327
Accrued payroll and payroll related expenses	78	81	71
Accrued income taxes	52	66	43
Short-term operating lease liabilities	241	249	263
Short-term debt	21	24	460
Accrued expenses and other current liabilities	265	233	219
Current liabilities held for sale	339	304	314
Total current liabilities	1,399	1,336	1,697
Long-term operating lease liabilities	808	814	919
Deferred tax liabilities	75	233	188
Long-term debt	1,650	1,466	1,242
Other long-term liabilities	962	417	282
Noncurrent liabilities held for sale	588	575	707
Total liabilities	5,482	4,841	5,035
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 228,886,329 shares issued and 119,040,814 outstanding at June 28, 2025; 227,672,351 shares issued and 117,913,201 outstanding at March 29, 2025; 227,517,072 shares issued and 117,781,894 outstanding at June 29, 2024	—	—	—
Treasury shares, at cost (109,845,515 shares at June 28, 2025, 109,759,150 shares at March 29, 2025 and 109,735,178 shares at June 29, 2024)	(5,463)	(5,462)	(5,461)
Additional paid-in capital	1,492	1,476	1,443
Accumulated other comprehensive (loss) income	(396)	57	132
Retained earnings	4,350	4,297	5,465
Total shareholders’ equity of Capri	(17)	368	1,579
Noncontrolling interest	4	4	3
Total shareholders’ equity	(13)	372	1,582
Total liabilities and shareholders’ equity	$5,469	$5,213	$6,617

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED REVENUE DATA
($ in millions)
(Unaudited)

		Three Months Ended
		June 28, 2025	June 29, 2024
Revenue by Segment and Region:

Michael Kors	The Americas	$413	$451
	EMEA	150	138
	Asia	72	86
Michael Kors Revenue		635	675

Jimmy Choo	The Americas	46	52
	EMEA	78	77
	Asia	38	44
Jimmy Choo Revenue		162	173

Capri	The Americas	459	503
	EMEA	228	215
	Asia	110	130
Total Capri Revenue		$797	$848

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

	Three Months Ended
	June 28, 2025	June 29, 2024
Total revenue:
Michael Kors	$635	$675
Jimmy Choo	162	173
Total revenue	$797	$848

Gross profit:
Michael Kors	$388	$419
Jimmy Choo	114	116
Total gross profit	$502	$535

Selling, general and administrative expenses:
Michael Kors	$307	$324
Jimmy Choo	103	105
Corporate	45	62
Total selling, general and administrative expenses	$455	$491

Depreciation and amortization:
Michael Kors	$18	$20
Jimmy Choo	7	7
Corporate	5	5
Total depreciation and amortization	$30	$32

Income from operations:
Michael Kors	$63	$75
Jimmy Choo	4	4
	67	79
Less: Corporate expenses	(50)	(62)
Transaction related costs	—	(5)
Restructuring and other expense	(1)	(1)
Total income from operations	$16	$11

Operating margin:
Michael Kors	9.9%	11.1%
Jimmy Choo	2.5%	2.3%
Capri	2.0%	1.3%

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	June 28, 2025	June 29, 2024
Michael Kors	695	764
Jimmy Choo	217	227
Total number of retail stores	912	991

SCHEDULE 6
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
($ In millions)
(Unaudited)

	Three Months Ended		% Change
	June 28, 2025	June 29, 2024	As Reported	Constant Currency
Total revenue:
Michael Kors	$635	$675	(5.9)%	(7.3)%
Jimmy Choo	162	173	(6.4)%	(9.2)%
Total revenue	$797	$848	(6.0)%	(7.7)%

SCHEDULE 7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	June 28, 2025	June 29, 2024
Income from operations, as reported	$16	$11
Adjustments:
Capri transformation (1)	2	14
Restructuring and other charges (2)	1	1
Transaction related costs (3)	—	5
Store renovation program	1	—
Total adjustments	4	20
Income from operations, as adjusted	$20	$31
Operating margin, as reported	2.0%	1.3%
Operating margin, as adjusted	2.5%	3.7%

Net income attributable to Capri from continuing operations, as reported	$56	$3
Adjustments to income from operations from above	4	20
Tax effect of income from operations adjustments	—	(5)
Net income attributable to Capri from continuing operations, as adjusted	$60	$18

Weighted average basic ordinary shares outstanding	118,799,819	117,440,282
Weighted average diluted ordinary shares outstanding	119,107,663	118,256,417

Diluted net income per ordinary share from continuing operations, as reported	$0.47	$0.03
Net income adjustments per ordinary share	0.03	0.13
Diluted net income per ordinary share from continuing operations, as adjusted	$0.50	$0.16
______________________
(1)The Capri transformation program represents a multi-year, multi-project initiative intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives cover multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure.
(2)Relates to costs incurred in connection with the Company's Global Optimization Plan which primarily relate to severance, lease termination and store closure costs.
(3)Relates to costs incurred by the Company in connection with the previously terminated merger agreement with Tapestry, Inc.